TERMINATION AND CONSULTING AGREEMENT

This Termination and Consulting Agreement (this "Agreement") is entered into on June 5, 2008, by and between Cytomedix, Inc., a Delaware corporation (the "Company"), and Kshitij Mohan (the "Executive").

WHEREAS, the Executive currently serves as the Company’s Chairman of the Board of Directors (the “Board”) and Chief Executive Officer pursuant to that certain Employment Agreement, dated as of April 20, 2004, as amended, by and between the Company and the Executive (the "Employment Agreement"); and

WHEREAS, the parties have agreed to terminate the Employment Agreement effective as of the close of business on June 30, 2008 (the “Separation Date”) not for cause and by amicable settlement; and

WHEREAS, the Company and the Executive desire that the Employment Agreement be terminated and superseded to the extent set forth herein; and

WHEREAS, the Company desires that, following his departure from the Company, the Executive provide services to the Company as an independent contractor on an as needed and as available basis; and

WHEREAS, the Executive desires to provide such services as an independent contractor.

NOW, THEREFORE, in consideration of the mutual representations, promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Term of Agreement. The Company hereby engages the Executive as a consultant, subject to the terms and conditions hereof, for the period commencing as of the Separation Date and ending on June 30, 2010 (the "Consulting Period"), except as the Consulting Period may be extended by mutual written agreement of the parties hereto.

2. Consulting Services.

(a) During the Consulting Period, the Executive shall perform consulting services (the “Consulting Services”) for the Company on an “as needed” basis, subject to Executive’s availability to perform the Consulting Services. The Company’s request for Executive to perform Consulting Services shall be at the sole discretion of the Company, subject to advance notice and the Executive’s availability. The Executive shall perform the Consulting Services at times and places reasonable and convenient to Executive, subject to Executive’s sole discretion as to his availability to perform the Consulting Services.

(b) The Executive agrees to exercise the highest degree of professionalism and utilize his expertise and talents in responding to the Company’s or the Board’s requests. Such Consulting Services are anticipated to include, without limitation, working with Company management at a strategic level with respect to the Company's development and product acquisition activities, capital structure, investor relations and reduction of production costs, and to follow up on clinical trials as well as any other matters and activities with respect to which the Company management may require Executive’s services. The Executive will devote such business time, subject to Executive’s availability, as is reasonably necessary or desirable to accomplish his duties and responsibilities under this Agreement.

(c) It is acknowledged and agreed by the Company that Executive carries neither professional licenses nor memberships in any self-regulatory organizations. It is further acknowledged and agreed by the Company that the Executive is not rendering expert or legal advice or performing accounting services and is not acting and shall not act as an investment advisor or broker/dealer within the meaning of any applicable state or federal securities laws. No portion of the services rendered pursuant to this Agreement shall be provided in connection with the offer or sale of securities in a capital raising transaction or for the purpose of directly or indirectly promoting or maintaining a market for the Company’s securities. The Company shall not require Executive to perform any services inconsistent with the foregoing. The Company acknowledges and agrees that Executive is one of multiple sources of advice obtained by the Company and is not the sole source of advice nor the final decision maker for any aspect of the Company’s operations or actions. The Executive further acknowledges and agrees that the Company may or may not follow Executive’s advice, but if the Company does follow all or part of Executive’s advice, it shall be after independent legal or other appropriate validation and the Company takes full and sole responsibility for all decisions and actions of the Company regardless of whether or not they were related to the services provided by Executive.

(d) The Company also acknowledges and agrees that the Executive will be free to take on any consulting projects, employment or any other activities, provided that it does not violate the confidentiality and non-competition provisions of this Agreement. While the Executive will attempt to make himself reasonably available to provide Consulting Services to the Company, such availability will be subject to the circumstances faced by the Executive at the time, including, but not limited to, conditions of his employment or professional activities, prior commitments or health status.

3. Independent Contractor.

(a) The Executive shall provide the Consulting Services described in Section 2 as an independent contractor without the power to bind or represent the Company for any purpose whatsoever. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. During the Consulting Period, the Executive shall not present himself as an employee of the Company or any of its affiliates.

(b) Except as specified in this Agreement, the Executive shall not be entitled to participate in any employee benefit plans maintained on behalf of the Company or any of its affiliates during the Consulting Period. The Executive hereby acknowledges that if the Company compensates Executive for the Consulting Services, the Company shall not withhold income taxes or withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Executive’s (or his employees’ or agents’) behalf. The Executive hereby acknowledges his separate responsibility for all federal, state and local income taxes, Federal Insurance Contribution Act taxes, payroll, workers' compensation and unemployment compensation taxes and business license fees, if applicable, for all compensation and benefits under this Agreement.

(c) Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which the Executive performs the Consulting Services shall be solely within the discretion of the Executive. The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by the Executive to perform the Consulting Services and nothing in this Agreement shall be construed to grant the Company any such authority.

4. Severance Pay and Compensation.

(a) Severance Pay. In settlement of the severance pay requirements in the Employment Agreement related to termination “Not For Cause”, the Executive shall receive payments (each a “Severance Payment”, collectively “Severance Payments”) in the amount equal to five hundred thousand dollars ($500,000) payable in twenty four (24) equal monthly installments in arrears at the end of each month. The Company shall make the first Severance Payment to Executive at the end of the first month after the Effective Date (as defined in Section 7 of this Agreement).

(b) Outstanding Equity Awards. The Company and the Executive acknowledge and agree that all of the stock options previously awarded by the Company to the Executive and vested as of the date hereof as set forth in Exhibit A hereto (each an “Option”, and collectively referred to the “Options”), shall:

(i)	remain in full force and effect, and

(ii)	continue to be governed by the terms of the applicable stock option grant notices and agreements between the Company and the Executive regarding the Options.

Notwithstanding the foregoing, Company represents, warrants and agrees that the Options are fully vested as set forth in Exhibit A and will not terminate (and Executive’s ability to exercise each Option will not expire) until the close of business on the expiration dates set forth in each respective option grant notice and agreement (such expiration dates are also set forth in Exhibit A), which is the last day of the tenth (10th) year following the date of grant of each Option. The Company further represents, warrants and agrees that, consistent with the terms and provisions of the Executive’s Employment Agreement, in the event of Executive’s death or disability, the Options will remain vested and exercisable by the Executive’s estate or the Executive (in case of his disability) until the close of business on the expiration dates set forth in each respective option grant notice and agreement (such expiration dates are also set forth in Exhibit A), which is the last day of the tenth (10th) year following the date of grant of each Option. Under no circumstances will the termination of Executive’s consulting with the Company affect the foregoing provisions. The Company hereby agrees to effect such changes and amendments to its agreements, plans and other written instruments setting forth the terms and provisions of the Options as it may deem necessary or appropriate to carry out the purposes of this Section 4(b).

(c) Additional Payment for Counsel Fees and Costs. Within ten (10) days after the Separation Date, the Company shall make an additional payment to Executive to reimburse Executive for the fees and costs incurred by Executive’s counsel’s review of this Agreement; provided, however, that such reimbursement shall not exceed the sum of $5,000.

(d) No Other Severance Pay. Except as set forth in this Agreement, the Executive acknowledges and agrees that he will not enforce the Company’s obligations to pay the other severance or termination pay or benefits under Section 5 of the Employment Agreement.

(e) Vacation Pay. The Executive shall be reimbursed for all accrued but unused vacation time as of the Separation Date, which vacation time is not to exceed two hundred (200) hours on or before June 30, 2008.

(f) Health Benefits. The Company agrees to continue to make available and pay the same proportion of the deductible and portion of the premium as it currently does for participation for the Executive and his spouse, Mrs. Meenakshi Mohan, to the extent each is eligible under Maryland continuation of benefits laws, in the Company’s health benefit plans (including medical and dental plans) or programs equivalent to those that are offered to the key executive employees of Company as may be established from time to time by the Company management or its Board of Directors (the “Health Plans”) on substantially the same basis as is in effect for the Company’s active employees for a period of eighteen (18) months commencing on the first day of the month next-following the Separation Date (the “Continuation Period”). If and to the extent Executive and his spouse cease to be eligible for coverage under the Health Plans, respectively, at any point after the commencement of the Continuation Period but prior to the end of the Continuation Period, continuation coverage under the Health Plans or any available alternate coverage shall be provided to the Executive and his spouse in accordance with the applicable requirements of Maryland law for up to eighteen (18) months (the “Continuation Coverage”); provided, that any such Continuation Coverage shall be provided at the same proportion of the deductible and portion of the premium, if available, as may then be in effect for the Company’s active employees generally. In the event the Executive’s or his spouse’s eligibility for Continuation Coverage ends prior to the expiration of the Continuation Period, the Company shall, upon the presentation of receipts or invoices, promptly reimburse the Executive and/or his spouse for the costs of any replacement coverage they may thereafter secure until the end of the Continuation Period; provided, that the amount of the Company’s reimbursement for such alternative coverage shall be no greater than hundred and fifty percent (150%) of the cost of coverage it otherwise would have provided to the Executive in connection with the Continuation Coverage (the “Coverage Maximum”). The Executive acknowledges and agrees that the Company’s obligations to pay or reimburse the costs of such Continuation Coverage or alternative coverage shall terminate at the end of the Continuation Period. The Executive acknowledges and agrees that the Company’s reimbursement for the alternative coverage contemplated hereunder shall be limited to the Coverage Maximum. The Executive further acknowledges and agrees to pay all federal, state and any other taxes in connection with or caused by the Company’s providing the Continuation Coverage (or alternative coverage) contemplated hereunder; provided, however, in the event that the Company reports any such Continuation Coverage as a taxable benefit to the Executive, the Company hereby agrees to provide the Executive written notice of any such report.

(g) Additional Benefits. In the event of the Executive’s death, benefits due to the Executive shall be paid in full to the Executive’s spouse, Mrs. Meenakshi Mohan, or if she predeceases him, to his son, Vivek Mohan, and daughter, Kavita Mohan, in equal shares.

5. Reference Inquiries. In the event that any person or entity requests information regarding Executive’s employment with the Company, the Company will inform the inquiring party that Executive’s employment with the Company ended by mutual agreement and that Executive has transitioned from being an employee of the Company to an independent consultant to the Company. Notwithstanding the foregoing, the Company acknowledges that it terminated the Employment Agreement Not for Cause pursuant to Section 5.6 of the Employment Agreement. In addition, Executive may refer potential employers or clients to Andrew Maslan, Chief Financial Officer of the Company.

6. Intentionally deleted.

7. Termination of the Employment Agreement; Mutual Release and Covenant Not To Sue.

(a) Except as otherwise provided in this Agreement, the Company and the Executive hereby represent, warrant and agree that, except as expressly set forth in this Agreement, the Employment Agreement executed by such parties is hereby terminated and canceled, and is of no further force and effect, effective immediately upon the execution of this Agreement by each party thereto. Except for any agreements between the Company and the Executive regarding the Options, directors’ and officers’ (D&O) liability insurance coverage of Executive provided by the Company, or the indemnification rights to which Executive may be entitled from the Company, this Agreement supersedes and extinguishes any agreements or understandings, whether oral or written, made between the Company and the Executive at any time prior to the date of this Agreement, including, but not limited to, the Employment Agreement. The Executive hereby appoints the Chief Financial Officer of the Company as its agent and attorney-in-fact for the limited purpose of taking any and all action necessary or deemed advisable by such attorney and agent-in-fact to cause the Employment Agreement to be terminated and canceled, such appointment to be effective once this Agreement has been executed by the Company and delivered to the Executive.

(b) Except for claims arising under any agreement between the Company and the Executive regarding the Options, the Company’s directors’ and officers’ (D&O) liability insurance coverage of Executive, and the indemnification rights to which Executive may be entitled from the Company, the Executive, for himself and his respective heirs, executors, representatives, beneficiaries and assigns, irrevocably and unconditionally releases and discharges the Company, together with its officers, directors, shareholders, partners, employees, administrators, representatives, beneficiaries, attorneys and assigns (the "Released Persons"), from any and all claims, demands, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys’ fees, losses and liability of whatever kind and character, that are known to the Executive as of the Effective Date, in law or equity, liquidated or unliquidated, whether asserted personally, derivatively or in any other capacity, arising from, referring to, relating to or in connection with events, acts or conduct at any time prior to and including the execution date of this Agreement, including, without limiting the foregoing, (i) any claims relating to or arising out of the Employment Agreement including, but not limited to breach of contract, breach of covenant of good faith and fair dealing, fraud, promissory or equitable estoppel, misrepresentation, violation of public policy, wrongful discharge, unfair dismissal, or any other common law claim now or hereafter recognized; (ii) any claims for unpaid or withheld wages, vacation, paid time off, sick and/or personal time pay, severance pay, notice, bonuses, and/or other compensation or benefits of any kind; (iii) any and all claims of discrimination in employment arising before the execution of this Agreement, including, but not limited to claims for discrimination or harassment on the basis of age, sex, race, religion, color, creed, handicap, disability, citizenship, national origin, sexual orientation or any other factor protected by Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act, The Age Discrimination in Employment Act (29 U.S.C.A.§621, et seq.) (“ADEA”), and/or any other similar employment-related federal, state and local laws, and any claims for retaliation thereunder; (iv) any claims under the Sarbanes-Oxley Act; (v) any claims arising under the Executive Retirement Income Security Act; (vi) any claims under the Federal Family and Medical Leave Act of 1993 or similar state law; (vii) all claims for attorneys’ fees, costs and expenses except as otherwise provided in this Agreement (all of the foregoing being collectively referred to herein as the "Claims"). The Executive hereby declares that he voluntarily accepts the above-mentioned consideration for the purpose of making a full and final compromise, adjustment, release and settlement of the Claims.

(c) The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Executive acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he has been advised hereby to consult with an attorney prior to executing this release; (c) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement, which can be done by sending a certified letter to that effect to Andrew Maslan, Chief Financial Officer, 416 Hungerford Drive, Suite 330, Rockville, MD 20850; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Agreement is executed by Executive (“Effective Date”).

(d) The Executive covenants and agrees not to sue or bring any action in law, or in equity, including, but not limited to, an action in any court, forum, or arbitration proceeding whether by original process or demand, counterclaim, cross-claim, third-party process, impleader, claim for indemnity or contribution or otherwise against the Company and its successors and assigns, arising from, referring to, relating to, or in connection with in any way the Claims, except as otherwise provided for in this Agreement.

(e) The Company and its officers and directors, and the Released Persons, irrevocably, unconditionally, fully, and forever releases and discharges the Executive, together with his heirs, executors, administrators, attorneys, agents, personal representatives, family members, successors, and assigns, from any and all claims, demands, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys’ fees, losses and liability, contingent or accrued, that are known to the Company and its directors, officers, agents, subsidiaries and affiliates as of the Effective Date. This release does not include any claims that arise after the execution date of this Agreement.

8. Resignation. The Executive will resign, effective on the Separation Date, as Chief Executive Officer and as a member of the Board as well as from his memberships, if any, on the Board’s standing committees.

9. Return of Property. The Executive agrees that he will return prior to the Effective Date any and all documents (including all copies) and other property he may have which belongs to the Company, except for documents which the Company agrees are requested for him to perform his consulting duties or are related to his fiduciary responsibilities as an officer and director of the Company that may be necessary for him to protect himself against any legal or regulatory liability in the future. The Executive further agrees to return to the Company any of its documents and property that is permitted during the Term upon request by the Company. The Executive may retain the computer and cellular telephone currently in his possession. The Executive shall also be entitled to retain his personal documents produced by the Executive prior to or outside of his work for the Company.

10. Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive in connection with the performance of his services under this Agreement including, without limitation, travel and lodging expenses, consistent with the Company’s expense policies following receipt of appropriate documentation.

11. Work Product. It is agreed that all information and materials produced specifically for the Company and in connection with the services rendered by Executive under this Agreement shall be the property of the Company, free and clear of all claims thereto by Executive, and Executive has no claim of ownership rights thereto; provided, however, that Executive may retain one copy of the work product for personal use.

12. Non-competition.

(a) The term “Competing Business” shall refer to any person or entity engaged in (i) the use of products or technology similar to Autologel(TM) or the Autologel(TM) System involving the use of releasates from platelets to treat chronic wounds or other indications for which the Company has obtained or would be in the process of obtaining any applicable regulatory clearance during the Consulting Period, (ii) any use of products or technology similar to that which the Company may develop or otherwise obtain marketable rights during the Consulting Period, or (iii) the direct competition with either (i) or (ii) above. The term “Non-Competition Period” shall be the duration of the Consulting Period. The geographic restriction of this covenant not to compete shall include the cities, counties, states of the United States, and each country outside of the United States where the Company does business during the Consulting Period.

(b) The Executive shall not, at any time during the Non-Competition Period, either directly or indirectly, or solely or jointly with other persons or entities:

(i)  own, manage, operate, join, control, consult with, render services for or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, partner, principal, agent, consultant or other representative with, or permit his name to be used in connection with any profit or nonprofit business, organization or entity, other than the Company and its affiliates, which operates or engages in a Competing Business,

(ii) lend any credit or money for the purposes of establishing or operating any Competing Business or otherwise give aid or advice to any person, firm, association, corporation, or entity engaging in any Competing Business, or

(iii) solicit, contract, divert, or take away or attempt to solicit, divert, or take away any of the customers, potential customers, business or patrons of the Company and its affiliates or any of their respective successors and assigns, directly or indirectly, by or for himself or as the agent of any other person or entity or through others as an agent or on behalf of a competitor of the Company.

The Company and Executive acknowledge and agree that the duration, scope, and geographic area for which the covenant not to compete is to be effective are reasonable.

(c) Notwithstanding the foregoing covenant not to compete, the Executive shall not be restricted from accepting employment with a Competing Business provided that the scope of such employment, and the duties involved thereunder do not involve (i) the use of products or technology similar to Autologel(TM) or the Autologel(TM) System involving the use of releasates from platelets to treat chronic wounds or other indications for which the Company has obtained or would be in the process of obtaining any applicable regulatory clearance during the Consulting Period, (ii) any use of products or technology similar to that which the Company may develop or otherwise obtain marketable rights during the Consulting Period, or (iii) the direct competition with either (i) or (ii) above. Further, the Executive may own publicly-traded securities issued by a Competing Business provided that Executive shall not own more than three percent (3%) of the value of any class of such securities outstanding at such time.

(d) The Executive is free to license or economically exploit any patents, inventions or ideas regarding products that he has developed prior to his employment with the Company or that he may develop in the future through expenditure of his personal time and resources, as long as any such future developments shall not involve (i) the use of products or technology similar to Autologel(TM) or the Autologel(TM) System involving the use of releasates from platelets to treat chronic wounds or other indications for which the Company has obtained or would be in the process of obtaining any applicable regulatory clearance during the Consulting Period, (ii) any use of products or technology similar to that which the Company may develop or otherwise obtain marketable rights during the Consulting Period, or (iii) the direct competition with either (i) or (ii) above.

13. Confidential Information; Non-Solicitation; Non-Disparagement.

(a) The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. The Executive acknowledges that the proprietary information, observations and data obtained by him while employed by the Company and during the Consulting Period concerning the business or affairs of the Company are the property of the Company. By reason of his having been a senior executive of the Company and through his providing services under this Agreement, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend worldwide, including the United States. For purposes of this Section 11, “the Company” shall mean the Company and each of its subsidiaries, if any. Therefore, the Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(i)
The Executive will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products. "Confidential Information" shall include commercial or trade secrets about Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, or financial and business records, any of which contains proprietary information created or acquired by the Company and which information is held in confidence by Company. Confidential Information does not include information which: (x) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (y) becomes available to the Executive on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company.

(ii)
During the Consulting Period and for 12 months thereafter, the Executive will not directly or indirectly through another entity (x) induce any employee of the Company to leave the Company's employ (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof or (y) tortiously interfere with the Company’s business relationship with any customer, supplier, licensee, licensor or other business relation of the Company with whom Executive had contact or whose identity Executive learned as a result of his employment by the Company.

(b) The Executive will not disparage, portray in a negative light, or take any action that is intended to disparage or portray in a negative light the Company, its executive officers, directors, employees, shareholders, agents, successors or assigns, subsidiaries or counsel (collectively the “Company Parties”), whether such disparagement, portrayal, communication or action is made publicly or privately, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites. Similarly, the Company Parties will not disparage, portray in a negative light, or take any action that is intended to disparage or portray in a negative light the Executive together with his heirs, executors, administrators, attorneys, personal representatives, family members, successors, and assigns (collectively, the “Executive Parties”), whether such disparagement, portrayal, communication or action is made publicly or privately, including without limitation, in any and all interviews, oral statements including any statements made to Company employees, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites. Notwithstanding anything in this Section 13(b) to the contrary, neither Executive Parties nor the Company Parties will be prevented from making statements required by law, or that are otherwise appropriate to make in any governmental investigation or a legal proceeding or to which such person is a party and which such person believes are truthful and are supportable by evidence, including complying with any court order, subpoena, or government investigation, or from complying with the requirements of any applicable law or common law duty.

14. Representations.

(a) The Executive hereby represents and warrants to the Company that as of the Effective Date: (x) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (y) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b) The Company hereby represents and warrants to the Executive that (x) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound; and (y) upon the execution and delivery of this Agreement by the Executive , this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

15. Insurance Coverage and Indemnification.

(a) The Company shall continue to provide Executive with directors’ and officers’ (D&O) liability insurance coverage (through tail coverage or otherwise) as required by the Employment Agreement and the Company shall, at all times, carry no less than $5 million in such D&O insurance. The Company’s obligation to provide Executive coverage under the D&O policy referred to in the Employment Agreement and this Section 15 (through tail coverage or otherwise) and the Company’s obligation to indemnify the Executive as provided in this Agreement and the Employment Agreement shall survive expiration of this Agreement until both: (a) the expiration of any statute of limitations applicable to a claim brought against Executive because he is or was an officer and/or director of the Company; and (b) if applicable, the Company’s insolvency as necessary to adequately protect Executive.

(b) The Company will indemnify (and advance the reasonable costs of defense of) and hold harmless the Executive (and his legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its executive officers and directors, against all judgments, damages, liabilities, costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his performing services under this Agreement or having been an officer or director of the Company or any of its subsidiaries.

16. Agreement. This Agreement has been negotiated at arms-length and in good faith, is entered into by the parties’ free acts and deeds and shall not be construed against any party as its draftsman.

17. Remedies. In the event of the Executive’s noncompliance or violation, as the case may be, of Sections 12 and 13, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive relief, and/or such other legal and equitable remedies as may be appropriate because the Company would have no adequate remedy at law for such violation or noncompliance. Should such court hold any provisions thereof to be invalid, Executive agrees that it shall be construed and/or reformed by such court as to be judged reasonable and enforceable.

18. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and by his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees and by the Company and its respective successors and assigns.

19. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed (x) if to the Executive, to the Executive's address set forth in the records of the Company, or if to the Company, then to Mr. Andrew Maslan, Chief Financial Officer, 416 Hungerford Drive, Suite 330, Rockville, MD 20850 or (y) to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

20. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to any conflict of laws principles. The parties consent to the jurisdiction of the state courts of Delaware for the resolution of any dispute, claim, or controversy arising or relating to this Agreement.

21. Waiver. Executive hereby acknowledges and agrees that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby expressly and irrevocably waives and relinquishes the right to the thirty (30) days’ written notice contemplated under Section 5.6 of the Employment Agreement.

22. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in Sections 12 and 13 shall be deemed to be a series of separate covenants, one for each and every state of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

23. IRC Section 409A Compliance. The parties hereto agree and acknowledge that they have and will endeavor to implement the terms and conditions of this Agreement in reasonable, good faith compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and provisions of any applicable guidance published thereunder, including Notice 2005-1, the proposed regulations and the final regulations issued under Section 409A of the Code. All payments and benefits provided for under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A of the Code, to the extent applicable. The Executive understands and expressly agrees that he has relied on his own counsel, and has not relied on any tax or legal advice provided by the Company in entering into this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

25. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto at any time of any breach by another party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar conditions or provisions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

By:	/s/ Kshitij Mohan
Name:	Kshitij Mohan

APPROVED ON BEHALF OF COMPANY

By:	/s/ James Benson
Name:	James Benson
Title:	Chair of Compensation Committee of the Board of Directors

CORPORATE OFFICER

By:	/s/ Andrew Maslan
Name:	Andrew Maslan
Title:	Chief Financial Officer

Exhibit A

Executive’s Stock Options as of June 5, 2008

ISSUANCE DATE	GRANT TYPE	AMOUNT OF SHARES OF COMMON STOCK OF COMPANY	EXERCISE PRICE	VESTING	EXPIRATION DATE
04/20/04	NQO	990,000	$1.50 ($2.24 as amended on 07/11/07 for the option to purchase 250,000 shares which vested on 4/20/05 and the option to purchase 250,000 shares which vested on 4/20/06)
990,000 fully vested
(500,000 vested immediately upon grant; 250,000 - on 04/20/05 and 250,000 - on 04/20/06; does not include 10,000 options which have been exercised by the Executive as of the date hereof)
					04/20/2014
06/06/05	NQO	100,000	$1.50 ($2.24 as amended on 07/10/07)	100,000 fully vested (immediately upon grant )	06/06/2015
08/17/06	NQO	100,000	$1.50 ($2.24 as amended on 07/10/07)	100,000 fully vested (immediately upon grant)	08/17/2016
01/25/08	NQO	555	$1.50	555 fully vested (immediately upon grant)	01/25/2018
	NQO	13,095	$1.50	13,095 fully vested (immediately upon grant)	01/25/2018
	NQO	10,735	$1.50	10,735 fully vested (immediately upon grant)	01/25/2018
	NQO	34,925	$1.50	34,925 fully vested (immediately upon grant)	01/25/2018
	ISO	30,000	$1.50	30,000 fully vested (immediately upon grant)	01/25/2018